UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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                                                  CHAPTER 11
In re
                                                  Case Nos.  99 B 10432 and
FORSTMANN & COMPANY, INC. and                                99 B 10433 (PCB)
FORSTMANN APPAREL, INC.,

                      Debtors.

                                                  Jointly Administered
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                          FINAL ORDER AUTHORIZING POST-
               PETITION FINANCING, GRANTING SENIOR LIENS, PRIORITY
              ADMINISTRATIVE EXPENSE, AND AUTHORIZING AGREEMENT
              WITH BANK OF AMERICA NT & SA, AS AGENT AND LENDER

            Upon the application of Forstmann & Company, Inc. ("Forstmann") and its subsidiary, Forstmann Apparel, Inc. ("FAI"), debtors and debtors-in-possession (each a "Debtor" and collectively, the "Debtors") dated July 23, 1999 (the "Motion") for entry of an order authorizing the Debtors to
(a) obtain post-petition financing in the form of additional loans under an amended and restated loan and security agreement dated as of September 14, 1998 (as amended and restated from time to time, the "Pre-Petition Loan Agreement") among the Debtors, the lender parties thereto (the "Lenders") and Bank of America NT & SA as successor to BankAmerica Business Credit, Inc., as Agent (the "Agent"), (b) to grant to the Agent, for the benefit of the Lenders, pursuant to Sections 364(c)(2) and 364(d)(1) of title 11 of the United States Code (the "Bankruptcy Code"), security interests for the Obligations1 of the Debtors to the Agent and the Lenders pursuant to the Pre-Petition Loan Agreement, as amended by the Acknowledgement and Amendment (the "Amendment"), a copy of which is annexed hereto as an Exhibit A, (the Pre-Petition Loan Agreement as amended by the Amendment shall hereinafter be referred to as the "Post-Petition Loan Agreement"), and (c) to grant to the Agent, for the benefit of the Lenders, super-priority administrative status, pursuant to 11 U.S.C.ss. 364(c)(1), all as more fully set forth herein; and a copy of the Motion and the Interim Financing Order having been served on the twenty (20) largest creditors of each Debtor and the Lenders as required by the Court and evidenced by the affidavit of service with respect thereto as filed by the Debtors with the Clerk of the Court; and the Office of the United States Trustee having filed an objection to Motion and the proposed interim financing requested thereunder, dated July 28, 1999 (the "UST Objection") and Newco Holdings, LLC having filed an objection to the Motion to the extent Forstmann Apparel, Inc. seeks authority to obtain debtor-in-possession financing, dated July 29, 1999 (the "Newco Objection"); and an interim hearing (the "Interim Hearing") as scheduled by the Court pursuant to an Order (1) Granting the Debtors Emergency Authorization to Borrow from the Debtors' Pre-petition Lenders (2) Scheduling Interim and Final Hearings to Consider Entry of Further Orders: (A) Approving and Authorizing Debtors to Enter into Post-Petition Credit Agreement with Lenders Pursuant to 11 U.S.C. ss. 364(c) and (d); (C) Approving Form and Manner of Notice Regarding Interim and Final Hearings; and (D) Granting Related Relief, dated July 23, 1999 (the "Emergency Order") entered by the Court at the conclusion of a hearing to consider emergency relief under the Motion held on July 23, 1999 (the "Emergency Hearing") having been held by the Court on July 30, 1999 to consider the Motion and the interim relief sought therein, and at the Interim Hearing, the Court having granted the Motion on an interim basis as to Forstmann and thereupon having entered an Interim Order Authorizing Post-Petition Financing, Granting Senior Liens, Priority Administrative Expense, and Authorizing Agreement with Bank of America NT & SA, as Agent and Lender, dated August 4, 1999 (the "Interim Order") which Order set a final hearing on the Motion for August 11, 1999 at 2:30 p.m. (the "Final Hearing"); and no objections in addition to the UST Objection and the Newco Objection having been filed or received after due notice of the Final Hearing having been given; and good and sufficient cause appearing for entry of this Order;
            THE COURT HEREBY FINDS, upon the full record of the proceedings heretofore held before this Court with respect to the Motion, as follows:
            A. On July 23, 1999 (the "Petition Date"), the Debtors each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and have been continued as debtors-in-possession.
            B. Prior to the commencement of these Chapter 11 cases, the Lenders made loans and advances to the Debtors, and caused to be issued letters of credit on the Debtors' behalf, pursuant to the Pre-Petition Loan Agreement and related documents executed by the Debtor, secured by a first lien on, among other things, substantially all of the Debtors' property, including all of the Debtors' then existing and after acquired Accounts, Inventory, Equipment, General Intangibles (including, but not limited to inventions, designs, patent applications, trademarks, and trade secrets) and other non-real Property, and Real Estate, as those terms are described in the Pre-Petition Loan Agreement, and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing property, and any property resulting from the sale or other disposition of any of the foregoing property interests, or any portion thereof or interest therein, and the proceeds thereof (the "Pre-Petition Collateral").
            C. As of the close of business on July 22, 1999, the Debtors were indebted to the Lenders under the Pre-Petition Loan Agreement in the aggregate sum of principal and interest of not less than $44,271,769.98 plus additional costs, fees and expenses thereon (the "Pre-Petition Indebtedness"); the Debtors
(a) admit the validity and enforceability of the Pre-Petition Indebtedness owing to the Agent and the Lenders as shown on the books of the Agent or the Lenders, and (b) admit that the security interests and liens held by the Agent in and upon the Pre-Petition Collateral to fully secure the Pre-Petition Indebtedness and are duly perfected, valid and enforceable and not subject to any claims, defenses, set-offs or off-sets.
            D. The Motion was filed on July 23, 1999, and prior to the Interim Hearing, the Debtors provided actual notice of the terms of the Motion and the interim relief requested thereunder to (i) the Office of the United States Trustee, (ii) all known creditors who may have liens against the Debtors' assets, (iii) the twenty (20) largest unsecured creditors of each Debtor, (iv) counsel for the Agent and (v) parties in interest that as of the date of notice, had filed a notice of appearance and request for papers in these chapter 11 cases, if any, by hand delivery, overnight courier, or mail as evidenced by the affidavit of service filed by counsel for the Debtors.
            E. At the Interim Hearing held on July 30, 1999 the Court heard evidence and statements of counsel and, except as otherwise provided in the Interim Order, overruled or disposed of both the UST Objection and the Newco Objection and entered the Interim Order on August 4, 1999 and therein scheduled the Final Hearing for August 11, 1999, and no objections having been filed or received as required under the Interim Order with respect to the final relief requested in the Motion or to the entry of this Order.
            F. [Sufficient and adequate notice of the Motion, Final Hearing has been given pursuant to Bankruptcy Rules 2002, 4001(c) and (d) and 9014 and
Section 102(1) as required by Sections 364(c) and (d) of the Bankruptcy Code and in accordance with the Interim Order, as evidenced by affidavits of service filed by counsel to the Debtors.
            G. Consideration of the Motion constitutes a "core-proceeding" as defined in 28 U.S.C. ss.ss. 157(b)(2)(A), (D), (G), (K), (M) and (O). This Order is subject to, and the Agent and the Lenders are each entitled to the benefits of, the provisions of Sections 363(m) and 364(e) of the Bankruptcy Code. This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. ss.ss. 157 and 1334.
            H. The financing arrangements between Forstmann and the Agent and the Lenders, pursuant to which post-petition loans, advances and other credit accommodations may be made or provided under this final financing Order to Forstmann by the Agent and the Lenders, are entered into by the Agent, the Lenders and the Debtors in good faith as required by Section 364(e) of the Bankruptcy Code and are in the best interests of the Debtors.
            I. The relief requested in the Motion is necessary, essential and appropriate for the continued survival and operation of Forstmann's business, absent which Forstmann's ability to maximize the value of its estate for the benefit of its creditors will be irreparably jeopardized to the detriment of such creditors. Forstmann is unable to obtain unsecured credit allowable under 11 U.S.C. ss. 503(b)(1) as an administrative expense.
            J. The Lenders will not provide financing absent the terms and conditions set forth herein and the financing hereinafter ordered is necessary to avoid immediate and irreparable harm to Forstmann's estate.
            K. On July 29, 1999, an Official Committee of Unsecured Creditors (the "Committee") was appointed in these chapter 11 cases by the Office of the United States Trustee pursuant to Section 1102 of the Bankruptcy Code.
            L. Good and sufficient cause has been shown for the entry of this Order. Among other things, entry of this Order will minimize disruption of Forstmann's business and operations and permit them to meet payroll and other operating expenses, and maximize value for the benefit of creditors. The final financing arrangement authorized hereunder is vital to avoid immediate and irreparable harm to Forstmann's estate. Consummation of such financing therefore is in the best interests of Forstmann's estate.
            M. The UST Objection and the Newco Objection having been resolved between the parties as reflected on the record of the Interim Hearing and/or the Final Hearing, or the Court having denied or otherwise determined said objections in their entirety, or to the extent applicable to Forstmann or necessary with respect to the relief granted by this Order.
            N. Good, adequate and sufficient cause has been shown to justify the granting of the relief requested in the Motion, with respect to the proposed financing as provided in this Order.
            NOW, THEREFORE upon the record of the proceedings heretofore held before this Court with respect to the Motion, the evidence adduced at the Interim and Final Hearings, and the statements of counsel at such Hearings, IT IS HEREBY ORDERED THAT:
            1. Forstmann be, and it hereby is, authorized to borrow funds and to obtain credit from the Lenders, said borrowing and credit accommodations to be made in all respects in accordance with and subject to the terms of the Post-Petition Loan Agreement. All of such post-petition borrowing and credit accommodations will be evidenced by such documents as the Agent and/or the Lenders shall reasonably require to be signed by Forstmann, and shall be secured and shall bear interest at the rate or rates as set forth in the Post-Petition Loan Agreement. The terms of the Post-Petition Loan Agreement are incorporated herein by reference, and Forstmann's entry into and performance under the Post-Petition Loan Agreement is ratified, authorized and approved. Forstmann hereby assumes and agrees to be bound by and shall comply with the terms of, the Post-Petition Loan Agreement, except to the extent such terms are inconsistent with this Order, and as to any inconsistencies between the Post-Petition Loan Agreement and this Order, the terms of this Order shall govern.
            2. Unless terminated earlier according to the terms of this Order or the Post-Petition Loan Agreement, Forstmann's authority to borrow money from the Lenders pursuant to this Order shall expire on July 31, 2000. All post-petition loans from the Lenders to the Debtors pursuant to the terms of the Post-Petition Loan Agreement as approved under the Emergency Order, the Interim Order and this Order shall be due and payable in full on the earlier of the expiration date of this (i) Financing Order; (ii) July 31, 2000; (iii) such earlier time as is provided for in the Post-Petition Loan Agreement; or (iv) immediately upon a default under those documents.
            3. The loans and advances made, and other credit accommodations provided, by the Agent or the Lenders to Forstmann shall be used solely by Forstmann for the purposes and in the amounts set forth in the Budget annexed as Exhibit B hereto, and any subsequent Budget satisfactory to the Lenders, for the payment of employee salaries, and other general operating and working capital purposes in the ordinary course of business, including any other expenses approved by the Court in accordance with the terms and conditions of this Order and the Post-Petition Loan Agreement.
            4. The Debtors have acknowledged and agreed, and this Court hereby finds for all purposes in these chapter 11 cases (subject only to the rights as hereinafter set forth in paragraph 5 below of the Committee), that as of the Petition Date: (a) the Pre-Petition Indebtedness constituted valid and binding obligations of the Debtors, (b) the amount of the Pre-Petition Indebtedness due and payable to the Agent and the Lenders is the amount due the Agent and the Lenders according to their books and records as of the Petition Date, (c) the Agent's security interests in and liens upon the Pre-Petition Collateral securing the Pre-Petition Indebtedness are valid, perfected, enforceable and non-voidable, and each of the Lenders' pre-petition claims against the Debtors and the estates of the Debtors are allowed and are valid, enforceable and non-voidable in the amount of the Pre-Petition Indebtedness according to the Agent's and the Lenders' books and records, (d) the Debtors do not possess, may not assert and hereby waive any claim, counterclaim, set-off or defense of any kind or nature which would in any way affect the validity, enforceability and non-avoidability of the Pre-Petition Indebtedness or the security interests in and liens upon the Pre-Petition Collateral or reduce or affect the obligation of the Debtors to pay the Pre-Petition Indebtedness, and (e) the Lenders and the Agent, and their respective agents and employees, are hereby released and discharged by the Debtors from all claims and causes of action arising out of any loan agreement or other relationship with the Debtors prior to the entry of this Order.
            5. The extent, validity, perfection, and enforceability of the Agent's and the Lenders' claims, security interests and liens, and the waiver of any other claims whatsoever against the Agent or the Lenders are approved and authorized for all purposes, subject only to the rights of the Committee, no later than sixty (60) days after the date of entry of the Interim Order (August 4, 1999), subject to extension by further order of this Court, or written consent of the Agent, and without the need of obtaining further order of this Court, to (i) file a complaint pursuant to Bankruptcy Rule 7001 to invalidate, set aside or subordinate the Pre-Petition Indebtedness (standing for which is hereby granted) and/or (ii) file a complaint pursuant to Bankruptcy Rule 7001 challenging, or otherwise file an objection to, the amount claimed to be owed to the Agent or the Lenders as the Pre-Petition Indebtedness, or the extent, validity or perfection of the Lenders' liens and security interests on and against the Pre-Petition Collateral. If such complaint is not timely filed, (a) the Pre-Petition Indebtedness shall be allowed, validated, and recognized in full, and (b) the Agent's security interests and liens on and against the Pre-Petition Collateral securing the Pre-Petition Indebtedness shall be deemed allowed, duly perfected, fully enforceable, and in full force and effect, and the same shall be binding on all parties in this proceeding, including any successor trustee appointed hereafter. In the event that the Committee contests the amount owed to the Lenders or the Agent or the extent, validity or perfection of the Lenders' or the Agent's liens and security interest on and against the Pre-Petition Collateral, the Agent and the Lenders shall, absent further Order of this Court, continue to receive all proceeds from the liquidation, sale or disposition of the Pre-Petition Collateral and the Post-Petition Collateral which shall be applied by the Agent and the Lenders in accordance with the terms of this Order subject to the rights of the Committee
(i) set forth in this paragraph 5, (ii) to seek disgorgement of all or part of the proceeds received by the Agent and the Lenders, and (iii) as otherwise provided by law.
            6. In accordance with Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code, any and all of the Post-Petition Indebtedness incurred by the Debtors to the Agent and the Lenders under the Post-Petition Loan Agreement shall be secured other than for Permitted Liens as defined in the Existing Loan Agreement, by first and senior security interests and liens in favor of the Agent for the benefit of the Lenders, in and on all property of Forstmann' s estate, including but not limited to all now existing and hereafter-acquired assets or property of Forstmann of any kind and nature, including, but not limited to, the Pre-Petition Collateral, Forstmann's existing and after-acquired Accounts, Inventory, Equipment, vehicles, fixtures, General Intangibles, Real Estate, licenses, permits, trademarks, contract rights, insurance proceeds, tax refunds, documents, instruments, investment property, merchandise returns and chattel paper, together with all monies, deposit accounts or other assets in its possession or in the custody or control of the Lenders, as well as the proceeds and products thereof, excluding, however, all rights and avoidance actions of the Debtors (the "Avoidance Actions") arising under Chapter 5 of the Bankruptcy Code (the "Post-Petition Collateral"). Provided, however, and not withstanding any other provision of this Order, that the liens and security interests in favor of the Agent and Lenders on pre-Petition Date assets as granted hereby shall only be to the extent of actual post-Petition Date advances, and shall not extend to any assets against which the pre-Petition Date liens and security interests are avoided as contemplated in paragraph 5 hereof ("Excluded Assets").
            7. The Debtors shall remit to the Agent, for the benefit of the Lenders, as provided in the Post-Petition Loan Agreement, all funds and other property in its possession from and after the Petition Date representing the proceeds of any and all of the Pre-Petition Collateral or Post-Petition Collateral. During the term of this Order, any and all funds received by the Debtors from operations or lease, use or sale of any of the Pre-Petition Collateral or the Post-Petition Collateral shall be deposited in the manner and in such amounts as provided for in the Post-Petition Loan Agreement, subject to the provisions of this paragraph. The Agent is authorized to apply such funds received in such order and manner as the Agent may deem appropriate in its discretion, including, without limitation, to payment of its costs, fees and expenses, then to interest and then to principal of all of the Pre-Petition Indebtedness, including to accrued and accruing interest on such Pre-Petition Indebtedness at the rates set forth in the Post-Petition Loan Agreement, and after all of Pre-Petition Indebtedness has been paid in full, to payment of Post-Petition Indebtedness, subject, however, that proceeds of Pre-Petition Collateral that are assets of FAI and received on or after the Petition Date shall not be applied to the Post-Petition Indebtedness, and shall only be applied to the Pre-Petition Indebtedness. No funds generated from operations of the Debtors or from the sale, lease or use of any Pre-Petition Collateral or Post-Petition Collateral shall be deposited in any bank account except in the manner provided in the Post-Petition Loan Agreement.
            8. Forstmann irrevocably waives any right to seek any modifications or extensions of this Order without the prior written consent of the Agent and the Lenders and no such consent shall be implied by any other action, inaction or acquiescence by the Lenders.
            9. In the manner and as expressly provided for in the Post-Petition Loan Agreement, the Debtors are authorized and directed to continue their existing Collection Account arrangements as provided for in the Pre-Petition Loan Agreement and, upon the Agent's request after an event of Default has occurred and remains uncured, instruct all account debtors and other parties now or hereafter obligated to pay the Debtors for services provided by the Debtors to them or for inventory or other property of the estates of the Debtors sold by Debtors to them to remit any such payments to the Collection Account established or to be established by or for the benefit of the Agent at such banking institution or institutions as may be designated in the Post-Petition Loan Agreement or designated by the Agent, subject, however, that any Pre-Petition Collateral that are accounts receivables or other rights to payment of FAI shall only be applied to the Pre-Petition Indebtedness.
            10. Any equity in the Pre-Petition Collateral that constitutes assets of Forstmann, after payment in full of the Pre-Petition Indebtedness, shall constitute further security for the Post-Petition Indebtedness to the Agent and the Lenders under the Post-Petition Loan Agreement, and for any and all post-petition loans and advances made by the Agent or the Lenders and all letters of credit issued or caused to be issued by the Agent or the Lenders to or for the account of Forstmann.

            11. In addition to the above, in accordance with Section 364(b) of the Bankruptcy Code, any and all Post-Petition Indebtedness incurred under the Post-Petition Loan Agreement and pursuant to this Order, shall constitute an administrative expense in these Chapter 11 cases and shall have priority in payment over any and all obligations of the Debtors now in existence or hereinafter incurred by Debtors and over all administrative expenses of the kind specified in or authorized by Sections 326, 330, 331, 503(b), 506(c), and 507(b) of the Bankruptcy Code, whether incurred in these Chapter 11 cases or in any subsequent liquidation proceeding(s) under Chapter 7 of the Bankruptcy Code, except as provided in paragraph 17 of this Order. No costs or expenses of administration which have been or may be incurred in these Chapter 11 cases are or will be prior to or on a parity with the claims of the Lenders and the Agent against the Debtors, and no such cost or expenses of administration shall be imposed against the Lenders or the Agent, or their claims or their Post-Petition Collateral, unless the Lenders and the Agent have given their respective prior written consent to same. The Agent and the Lenders shall not be deemed to have consented to payment of any administrative expenses from Lenders' and the Agent's Pre-Petition or Post-Petition Collateral, or be deemed to have granted any claimant priority over the Lenders' super-priority administrative claim, unless the Lenders and the Agent shall have given their prior consent thereto in writing. Notwithstanding the foregoing, in the event that no equity or insufficient equity is realized from the sale, liquidation or other disposition of the Post-Petition Collateral in excess of the aggregate outstanding Pre-Petition Indebtedness, the outstanding Post-Petition Indebtedness and all other amounts due and owing to the Lenders and the Agent, the Lenders and the Agent each agree to subordinate their super-priority administrative expense claim, and their liens on the Post-Petition Collateral, (i) up to a maximum amount of $450,000, (accruing at a rate not to exceed $100,000 per month until fully funded, whether or not there is actual availability under the Post-Petition Loan Agreement, or an Event of Default has occurred) exclusive of all retainers paid pre-petition to any professional, for purposes of providing funds to pay administrative expense claims of the professionals retained by the Debtors, excluding, however, (A) those professionals which are engaged by the Debtors in the ordinary course of business pursuant to an order of this Court approving such engagements ("Ordinary Course Professionals"), and (B) Butler, Chapman & Co., Inc. ("Butler") and the attorneys and accountants retained by the Committee, and Court allowed out of pocket expenses of the members of the Committee (the "Professional Carve Out"), (ii) statutory fees of the Office of the United States Trustee that are due or may become due ("U.S. Trustee Carve Out") and (iii) retention bonuses for certain employees of the Debtors up to a maximum of $547,000 ("Retention Carve Out"), (collectively the "Professional Carve Out", "U.S. Trustee Carve Out", and "Retention Carve Out" are referred to as "Carve Out"). The Carve Out shall be applied on the books of the Lenders to reduce the Debtors' Availability under the Post-Petition Loan Agreement. The Carve Out shall not be used to challenge the amount or validity of the Agent or Lender's Claims or the extent, validity or priority of the Agent's liens, and shall not be used to contest any plan proposed or supported by the Agent or the Lenders. This subordination provision shall not be effective with respect to any claimant who makes a claim against the Agent or the Lenders or the Post-Petition Collateral for payment of any administrative expenses in excess of the Carve Out, and shall not apply to any compensation or reimbursable expense of Ordinary Course Professionals and Butler. The super-priority administrative claim granted hereby to the Agent and Lenders shall not, under any circumstances, be satisfied from the proceeds of any Avoidance Actions or Excluded Assets.
            12. Without the necessity of the filing of financing statements, mortgages or other documents, this Order shall be sufficient evidence of the Agent's perfected liens and security interests in and to the Post-Petition Collateral as described herein to secure the Obligations. Notwithstanding the foregoing, Forstmann is authorized and directed to execute such documents including, without limitation, mortgages, pledges and Uniform Commercial Code financing statements and to pay such costs and expenses as may be reasonably required to provide further evidence of the perfection of the Agent's security interests in the collateral as provided herein.
            13. Forstmann is authorized and directed to perform all acts and to make, execute and deliver any and all instruments as may be necessary to implement the terms and conditions of this Order and the transactions described herein and in the Motion. The stay of Section 362 of the Bankruptcy Code is hereby modified to permit the parties to accomplish the transactions contemplated herein, and for the Agent and the Lenders to apply proceeds and funds received in satisfaction of the Pre-Petition and Post-Petition Indebtedness.
            14. In the event of (i) a default hereunder by Forstmann or upon the occurrence of Events of Default under the Post-Petition Loan Agreement, (ii) the expiration of authority to borrow hereunder, (iii) the appointment of a Chapter 11 Trustee or Examiner with expanded powers, (iv) the conversion of either or both of these Chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code,
(v) the  transfer of venue of either or both of these cases from this  district,
(vi) the dismissal of either or both of these Chapter 11 cases, (vii) the entry of an order granting, in whole or in part, an application of any party in interest to incur debt prior in right or on a parity with the Agent's or the Lenders' debt, (ix) Forstmann's failure to comply with the Budget in any material respect, or (x) the entry of any order modifying, reversing, revoking, staying, rescinding, vacating or amending this Order without the express prior written consent of the Agent or the Lenders, which shall not be implied, then, and upon the occurrence of any of the foregoing, and at all times thereafter, the Agent or the Lenders may, at their absolute and sole discretion and option, cease lending or issuing or causing the issuance of post-petition letters of credit and all post-petition loans and all other amounts due under the Post-Petition Loan Agreement shall become due and payable in full, and the Agent and the Lenders, after first providing five (5) business days' prior written notice by telecopier of the occurrence of a default hereunder to counsel to the Debtors, counsel to the Committee and the Office of the United States Trustee, without further order of the Court, shall thereafter be entitled to take any and all actions necessary or appropriate under the Post-Petition Loan Agreement or applicable law to collect their claims against the Debtors, and to foreclose upon and liquidate the Pre- and Post-Petition Collateral and apply the proceeds to payment first of the unpaid Pre-Petition Indebtedness, and then to the Post-Petition Indebtedness unencumbered by any stay otherwise applicable under Sections 105 and 362 of the Bankruptcy Code. For purposes of evaluating Forstmann's compliance with the Budget, the Agent and the Lenders agree that a deviation of greater than five percent (5%) in each line item measured weekly, or for the entire Budget on a cumulative basis, shall constitute a material deviation from the Budget and, at the option of the Majority Lenders, an event of Default under the Post-Petition Loan Agreement. From and after a default hereunder until such default is cured, the Lenders may charge the Debtors interest at the Default Rate set forth in the Post-Petition Loan Agreement on the aggregate of all outstanding Pre-Petition Indebtedness and Post-Petition Indebtedness.
            15. Except for sales of inventory or services rendered in the ordinary course of its business and as otherwise provided in the various July 23, 1999, and July 29, 1999, orders of the Court, the Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any of the property of their estates without the prior written consent of the Agent, and no such consent shall ever be implied from any other action, inaction or acquiescence by the Agent or the Lenders, unless such sale, transfer, lease, encumbrance or other disposition is approved by this Court.
            16. Forstmann shall provide the Agent with additional and/or updated budgets and projections in such form and such detail as may be reasonably requested by the Agent.
            17. The provisions of this Order shall be binding upon any trustee appointed during these Chapter 11 cases, or upon a conversion to Chapter 7, provided, however, that the super-priority administrative expense claims status provided to the Lenders under paragraph 11 of this Order shall not apply to commissions, fees, or costs of such a trustee, and any such commissions, fees and costs shall have priority in payment as is provided under the Bankruptcy Code.
            18. The Lenders and the Agent shall be entitled to reimbursement by the Debtors of all reasonable and necessary costs and expenses incurred in connection with negotiating and drafting the Pre-Petition Loan Agreement and Post-Petition Loan Agreement and documents related thereto and actions to preserve and protect Agent's and Lenders' claims and rights under the Pre-Petition Loan Agreement and the Post-Petition Loan Agreement, including reasonable counsel fees, filing fees, audit expenses, and field examination expenses. All of such costs and expenses, when incurred by the Agent or the Lenders, shall be treated as and included as part of the principal amount of Post-Petition Indebtedness outstanding, for purposes of calculating the Debtors' Availability under the Post-Petition Loan Agreement.
            19. The Agent and Lenders shall have the right, upon reasonable prior notice to the Debtors, at any time, during normal business hours, to inspect, audit, examine, check and make copies of, and extract information from their records, and to obtain information from Debtors' employees, and the Debtors shall make its records and employees available to the Agent and the Lenders for such purposes, upon the premises of the Debtors. The Debtors shall timely file and serve upon the Agent all pleadings and other documents filed in these Chapter 11 cases or otherwise disseminated to creditors or the Committee, including monthly financial reports required by the Office of the United States Trustee, and shall continue to supply to the Agent such reports as are required under the Post-Petition Loan Agreement or as requested by the Agent or the Lenders.
            20. Nothing contained herein shall be construed to obligate the Agent or any Lender to make any loans or advances not in accordance with the terms of the Post-Petition Loan Agreement.
            21. Pursuant to Section 364(e) of the Bankruptcy Code, the Agent and the Lenders are each hereby found to be an entity that extended or will extend credit in good faith and are entitled to all of the protections provided to an entity that extended credit in good faith as set forth in Section 364(e), with respect to all loans and advances made and letters of credit issued or to be issued pursuant to this Order and the Post-Petition Loan Agreement.
            22. All of the conditions precedent under Section 364(b) and (c) of the Bankruptcy Code to the granting of all of the rights or interests herein to the Agent and the Lenders will be deemed satisfied in the Agent's and Lenders sole discretion. The provisions of this Order and any actions taken pursuant hereto shall survive entry of any order which may be entered converting Debtors' Chapter 11 cases to ones under Chapter 7 of the Bankruptcy Code, or any order which may be entered confirming or consummating any plan of reorganization, and the terms and provisions of this Order, as well as the priorities in payment, liens and security interests granted pursuant to this Order shall continue in this or any superseding case under the Bankruptcy Code, until the Pre-Petition and Post-Petition Indebtedness are indefeasibly satisfied and discharged in full in cash.
            23. Forstmann hereby irrevocably waives the right to seek entry in these Chapter 11 cases or any subsequent Chapter 7 proceeding any further order which authorizes (a) the use of cash collateral of Forstmann or the sale, lease or other disposition of property of the estate of Forstmann in which Agent and the Lenders have an interest, or (b) under Section 364 of the Bankruptcy Code, the obtaining of credit or the incurring of indebtedness secured by a lien or security interest which is equal or senior to a lien or security interest held by the Agent or the Lenders or which is entitled to priority administrative status which is equal or superior to that granted to the Agent and the Lenders; unless (i) the Agent and the Lenders shall have given their prior written consent thereto, or (ii) such other order requires that the Agent and the Lenders shall first be indefeasibly paid in full all Obligations of the Debtors to the Agent and the Lenders.
            24. In making the decision to provide loans and advances to Forstmann pursuant to this Order, or to issue or cause to be issued any letters of credit for Forstmann's account, the Agent and the Lenders shall not be deemed to be in "control" of the operations of the Debtors, to be acting as a "Responsible Person" or "Owner" or "Operator" with respect to the operation or management of the Debtors (as such terms or similar terms are used in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any similar federal or state statute).
            25. Nothing contained in this Order shall be deemed to terminate, modify or release any obligations of any non-debtor guarantor to the Agent or the Lenders with respect to the Pre-Petition or Post-Petition Indebtedness.
            26. Except as otherwise provided in this paragraph, the terms of this Order shall be valid and binding upon the Debtors, all creditors of the Debtors and all other parties in interest from and after the execution of this Order by this Court. In the event this Court modifies any of the provisions of this Order following any further hearing, such modifications shall not affect the rights and priorities of the Agent or the Lenders granted pursuant to this Order with respect to the Pre-Petition Indebtedness and that portion of the Post-Petition Indebtedness which is advanced prior to such modifications.
            27. If any or all of the provisions of this final financing Order are hereafter modified, vacated or stayed by subsequent order of this Court or any other court, without the Agent's and Lender's written consent, such stay, modification or vacation shall not affect (a) the validity of any obligation, indebtedness or liability incurred by Forstmann to the Agent or the Lenders that is or was incurred pursuant to this final financing Order before the Agent's or the Lenders' receipt of notice of the effective date of such stay, modification or vacation, (b) the validity and enforceability of the lien and security interest authorized and created by this final financing Order or (c) the Agent's and each Lender's right and ability to collect all amounts due to it under the Credit Facility as approved by this Order.
            28. Notwithstanding any such stay, modification or vacation, any indebtedness, obligation or liability incurred by Forstmann pursuant to this final financing Order arising prior to the Agent's receipt of notice of the effective date of such stay, modification or vacation shall be governed in all respects by the original provisions of this Order, and the Agent and the Lenders shall continue to be entitled to all of the rights, remedies, privileges and benefits, including any payments authorized herein and the security interests and liens granted herein, with respect to all such indebtedness, obligation or liability, and the validity of any payments made or obligations owed or credit extended or lien or security interests granted pursuant to this Order is and shall remain subject to the protection afforded under Section 364(e) of the Bankruptcy Code.
            29. Notwithstanding anything herein to the contrary, commencing upon the approval of this order and on a monthly basis thereafter for so long as the Agent and the Lenders seek payment of their reasonable legal fees and expenses, counsel to the Agent shall submit an invoice to Forstmann with a statement of individual time entries requesting compensation and reimbursement of expenses for the prior month (the "Monthly Invoice"), and shall serve a copy of said Monthly Invoice via telecopier or overnight delivery for next business day receipt to counsel to the Debtors, counsel to the Committee and the Office of the United States Trustee. Each Monthly Invoice shall indicate the amount requested, broken down as to fees and disbursements, and shall indicate the total time expended, the names of the professionals performing the service and the hourly rate for each professional. In the event that the Debtors, the Committee or the Office of the United States Trustee desires to object to the payment of fees and/or reimbursement of expenses sought pursuant to the Monthly Invoice, the same shall serve a written objection hereto on counsel to the Agent by no later than five (5) business days after the date the Monthly Invoice is received. If no written objection is received within five (5) business days, the Debtors are authorized to pay and shall promptly pay all of the fees requested and expenses incurred, as set forth in the Monthly Invoice, from the proceeds of the Collateral. If there is a timely objection to payment of fees and/or reimbursement of expenses sought pursuant to the Monthly Invoice, that portion of the Monthly Invoice objected to shall nevertheless be paid by the Debtors, unless counsel to the Debtors, or counsel to the Committee or the Office of the United States Trustee, within ten (10) business days of such objection brings a motion before the Bankruptcy Court seeking a determination as to the reasonableness of such disputed fees. Notwithstanding the foregoing, the Debtors shall promptly pay that portion of the Monthly Invoice which is not subject to a timely objection.
            30. This Order constitutes a final order pursuant to Rule 4001(c) of the Federal Rules of Bankruptcy Procedure. The Debtors shall effect service of a copy of this Order upon the following parties on or before August 17, 1999, by U.S.P.S. first class mail: (a) the Office of the United States Trustee; (b) the attorneys for the Agent; (c) the counsel for the Committee; (d) all other creditors known to the Debtors who may have or who may assert liens against the Debtors' assets; (d) The Securities and Exchange Commission; (e) the United States Internal Revenue Service; (f) The Pension Benefit Guaranty Corporation;
(g) the United States Environmental Protection Agency; (h) all landlords, operators and/or mortgagors of the premises at which any of the Debtors' inventory or equipment is located, (i) all equipment lessors of Debtors; and (j) counsel to Newco Holdings, LLC

Dated: New York, New York
       August 11, 1999




                                           s/ Prudence Carter Beatty
                                          ------------------------------
                                          United States Bankruptcy Judge

EXHIBIT 1


                                   EXHIBIT "1"
                            To Final Financing Order

                          ACKNOWLEDGEMENT AND AMENDMENT

                                   EXHIBIT "1"
                            To Final Financing Order

                               ACKNOWLEDGEMENT AND
                     AMENDMENT NO. 2 TO AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT
                            (DIP FINANCING AMENDMENT)

            ACKNOWLEDGEMENT AND AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (DIP FINANCING AMENDMENT) (this "DIP Amendment") dated as of July 23, 1999 among Forstmann & Company, Inc. ("Forstmann") and Forstmann Apparel, Inc. ("FAI"), as Debtors and Debtors-in-Possession, Bank of America NT and SA successor to BankAmerica Business Credit, Inc., as agent (in such capacity, the "Agent"), and the lender parties to the Loan and Security Agreement referred to below (the "Lenders").

                             W I T N E S S E T H:

            WHEREAS, Forstmann, FAI, the Lenders and the Agent are parties to a certain Amended and Restated Loan and Security Agreement dated as of September 14, 1998, as amended by a Waiver and Amendment No. 1 to Loan Agreement dated as of February 8, 1999 (the "Existing Loan Agreement", and as amended by this DIP Amendment and as further amended, restated, modified or supplemented from time to time, the "Loan Agreement"); and

            WHEREAS, Forstmann filed in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") a petition for relief under Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss. 101 et. seq. and proposed a Plan of Reorganization; and

            WHEREAS, by Order dated July 9, 1997, the Bankruptcy Court confirmed Forstmann's Plan of Reorganization; and

            WHEREAS, on July 23, 1999 (the "Petition Date"), the Borrowers filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, thereby commencing the Second Chapter 11 Cases; and

            WHEREAS, the Borrowers have requested that (a) the Lenders make available to the Borrowers an additional loan commitment pursuant to which Additional Loans will be made by the Lenders to the Borrowers from time to time after the Additional Loan Closing Date and prior to the Stated Termination Date to be used by the Borrowers for the purposes and pursuant to the terms and conditions set forth herein; and (b) the Agent issue or cause to be issued
Additional Letters of Credit to or for Forstmann's account, to be used in connection with the operation of Forstmann's business in accordance with the terms herein stated; and

            WHEREAS, the Lenders and the Agent are willing, on the terms and conditions hereinafter set forth, to extend such commitments, to make such additional loans and to issue additional letters of credit; and

            WHEREAS, in connection with the Second Chapter 11 Cases, the Borrowers have requested that the Lenders and the Agent amend the Loan Agreement in certain respects, and the Lenders and the Agent are willing to so amend the Loan Agreement on the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

      A.    DEFINED TERMS.

            1. Definitions. Unless otherwise defined herein, capitalized terms used herein have the respective meaning ascribed to them in the Existing Loan Agreement.

      B.    ACKNOWLEDGEMENTS.  The Borrowers acknowledge and agree as follows:

            1. The Agent and the Lenders have and shall have no further obligation under the Loan Agreement (a) to make any Loans under the Loan Agreement other than Additional Loans according to the terms and conditions herein stated, or (b) to issue or cause to be issued any Letters of Credit other than Additional Letters of Credit according to the terms and conditions herein stated.

            2. Prior to the Petition Date and continuing as of the Petition Date, Events of Default (as defined in the Existing Loan Agreement) had occurred and were continuing.

            3. As of the close of business on July 22, 1999, the Borrowers, jointly and severally, owed Pre-Petition Indebtedness to the Lenders and the Agent in an aggregate amount of not less than $44,260,198.79 including all accrued but unpaid interest, Letter of Credit Fees and Unused Line Fees, but excluding certain additional costs, fees and expenses which the Borrowers acknowledge and agree the Lenders and the Agent are entitled to recover. The Pre-Petition Indebtedness is due and payable in full without any further demand or notice from the Agent or the Lenders, constitutes a valid and binding obligation of the Borrowers without offset, setoff, recoupment, counterclaim, deduction, defense of any kind, and is secured by Liens granted by the Borrowers in and to the Pre-Petition Collateral.

            4. The Agent's Liens in and to the Pre-Petition Collateral are valid, properly perfected and recorded and are unavoidable and indefeasible in the Second Chapter 11 Cases or otherwise.

            5. The Borrowers must promptly borrow money and otherwise be extended credit in the form of Additional Loans to meet their payroll and otherwise to pay their continuing obligations incurred in the operation of their business in order to maximize recoveries to their creditors.

      C.    AMENDMENTS.

            1. Section 1.1 of the Existing Loan Agreement is hereby amended by adding the following new definitions thereto, in appropriate alphabetical order:

            "Additional Letter of Credit" means any additional standby letter of credit issued or caused to be issued for the account of the Borrowers pursuant to Section 2.4 and shall include any Credit Support provided by Agent in respect thereto. All Additional Letters of Credit shall constitute Letters of Credit hereunder and shall be subject to all conditions, fees, procedures and other terms to which all other Letters of Credit are subject.

            "Additional Loan Closing Date" means the date upon which all of the conditions precedent to the effectiveness of the DIP Amendment have been satisfied or waived in the Agent's and each Lender's sole and absolute discretion.

            "Additional Loans" means all Additional Revolving Loans and Over Advances made after the Petition Date.

            "Additional Revolving Loans" has the meaning specified in Article 4. All Additional Revolving Loans shall constitute Revolving Loans hereunder, shall constitute Base Rate Revolving Loans and shall be subject to all conditions, fees, procedures and other terms to which all other Revolving Loans are subject.

            "Budgets" has the meaning specified in Section 9.31.

            "Carve Out Reserve" means any and all reserves which the Agent from time to time establishes, in its sole discretion, with respect to the Carve Out (as that term is defined in the Financing Orders).

            "Collateral  Management  Fee" has the meaning  specified  in Section
3.7.

            "DIP Amendment" has the meaning specified in the preamble.

            "Existing Loan Agreement" has the meaning specified in the preamble.

            "Final Financing Order" means an order entered in the Bankruptcy Court in the Second Chapter 11 Cases, in form and substance satisfactory to the Agent and Majority Lenders in their sole discretion approving the making of the Additional Loans and the issuing of the Additional Letters of Credit on the terms herein contained.

               "Financing Orders" means the Interim Financing Order and Final Financing Order, collectively.

            "Interim Financing Order" means an interim order entered in the Bankruptcy Court in the Second Chapter 11 Cases, substantially in the form of
Exhibit 1.1-A, approving the making of the Additional Loans and the issuing of the Additional Letters of Credit on the terms herein contained.

            "Interim Order Date" means the date upon which the Bankruptcy Court enters the Interim Financing Order, which date shall not be later than July 27, 1999.

            "Petition Date" means July 23, 1999.

            "Post-Petition  Indebtedness"  means all present  and future  loans, advances, liabilities, obligations, covenants, duties, and debts owing by each of the Borrowers to the Agent and/or any Lender, arising after the Interim Order Date, whether arising on or after conversion or dismissal of the Second Chapter 11 Case, or before or after any Second Chapter 11 Plan and whether arising under or related to this Agreement, any other Loan Document or any Financing Order, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Agent and/or any Lender in any Borrower's debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, reasonable attorneys' fees, filing fees and any other sums chargeable to any Borrower under this Agreement or under any of the other Loan Documents including, without limitation, (a) all debts, liabilities, and obligations now or hereafter owing from any Borrower to the Agent and/or any Lender under or in connection with the Letters of Credit or Credit Support, and (b) all debts, liabilities and obligations now or hereafter owing from any Borrower to the Agent and Lenders arising from or related to ACH Transactions. "Pre-Petition Collateral" means all of the Collateral (as defined in the Existing Loan Agreement) as of the Petition Date.

            "Pre-Petition Indebtedness" means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts, owing by each of the Borrowers to the Agent and/or any Lender, arising under or pursuant to the Existing Loan Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Agent and/or any Lender in any Borrower's debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, reasonable attorneys' fees, filing fees and any other sums chargeable to any Borrower hereunder or under any of the other Loan Documents including, without limitation, (a) all debts, liabilities, and obligations now or hereafter owing from any Borrower to the Agent and/or any Lender under or in connection with the Letters of Credit or Credit Support, (b) all debts, liabilities and obligations now or hereafter owing from any Borrower to the Agent and Lenders arising from or related to ACH Transactions and (c) all interest and all other amounts referred to above, on the terms provided, accruing after the filing of any proceeding under any bankruptcy, insolvency, reorganization or similar law.

            "Second  Chapter  11  Cases"  means  the  Chapter  11  cases  of the
Borrowers under Case Nos. 99 B 10432 (PBC) and 99 B 10433 (PCB) in the Bankruptcy Court.

            2. The definitions of "Applicable Margin", "Availability", "L/C Subfacility", "Maximum Revolver Amount", "Stated Termination Date" and "Unused Letter of Credit Subfacility" contained in Section 1.1 of the Existing Loan Agreement are hereby amended in its entirety to read as follows:

            "Applicable Margin" is amended as follows: (i) "one quarter of one percent (.25%)" is amended to "one and one quarter percent (1.25%)" (ii) "three quarters of one percent (.75%)" is amended to "one and three quarters percent (1.75%)"; (iii) "two and one half percent (2.50%)" is amended to "three and one half percent (3.50%)"; and (iv) "three percent (3.00%)" is amended to "four percent (4.00%)".

            "Availability" means, at any time of determination, for any Borrower,

            (a)   the lesser of:

                  (i)   the Maximum Revolver Amount; or

                  (ii)  the sum of:

                                          (A)    eighty-five    percent    (85%)
                        (reducing to eighty percent (80%) on December 1, 1999) of the Net Amount of Eligible Accounts (other than Eligible Bill and Hold Accounts) owed to the Borrowers,

                                          (B)  the  lesser  of  (1)  eighty-five
                        percent (85%) (reducing to eighty percent (80%) on December 31, 1999) of the Net Amount of Eligible Bill and Hold Accounts owed to the Borrowers or (2)(X) prior to September 30, 1999, $15 million and (Y)on September 30, 1999 to December 1, 1999, $5 million, and (2) from January 1, 2000 until Termination $15 million.

                                          (C) in the case of Eligible  Inventory
                        of the Borrowers consisting of work-in-process or yarn, the lesser of (1) fifty percent (50%) (reducing to forty-five percent (45%) on December 1, 1999 and forty percent (40%) on January 1, 2000) of the lower of cost, determined on a first-in-first-out ("FIFO") basis, or market value of such Eligible Inventory (the "WIP Borrowing Base") or (2) (during each fiscal month indicated below) up to 107% of the lesser of (i) the WIP Borrowing Base as of the close of business on the last business day of the prior fiscal month or (ii) the amount set forth below for the indicated preceding fiscal month:

                        Fiscal Month                          Amount
                        July 1999                           $3,100,000
                        August 1999                         $3,150,000
                        September 1999                      $3,050,000
                        October 1999                        $3,100,000
                        November 1999 and each
                            fiscal month thereafter         $3,000,000;

                                          (D) in the case of Eligible  Inventory
                        of the Borrowers consisting of raw materials, the lesser of (1) sixty-five percent (65%) (reducing to sixty percent (60%) on January 1, 2000) of the lower of cost, determined on a first-in-first-out ("FIFO") basis, or market value of such Eligible Inventory (the "RM Borrowing Base") or (2) (during each fiscal month indicated below) up to 107% of the lesser of (i) the RM Borrowing Base as of the close of business on the last business day of the prior fiscal month or (ii) the amount set forth below for the indicated preceding fiscal month:

                        Fiscal Month                          Amount
                        July 1999                           $2,350,000
                        August 1999                         $2,325,000
                        September 1999                      $2,310,000
                        October 1999                        $2,310,000
                        November 1999 and
                           each fiscal month thereafter     $2,300,000;

                                          (E) in the case of Eligible  Inventory
                        of the Borrowers consisting of greige cloth, the lesser of (1) sixty-five percent (65% ) (reducing to sixty percent (60%) on December 1, 1999 and fifty five percent (55%) on January 1, 2000) of the lower of cost, determined on a first-in-first-out ("FIFO") basis, or market value of such Eligible Inventory (the "Cloth Borrowing Base") or (2) (during each fiscal month indicated below) up to 107% of the lesser of (i) the Cloth Borrowing Base as of the close of business on the last business day of the prior fiscal month or (ii) the amount set forth below for the indicated preceding fiscal month:

                        Fiscal Month                          Amount
                        July 1999                           $3,950,000
                        August 1999                         $3,850,000
                        September 1999                      $3,525,000
                        October 1999                        $3,500,000
                        November 1999 and each
                           fiscal month thereafter          $3,250,000;

                                          (F) in the case of Eligible  Inventory
                        of the Borrowers consisting of finished goods, the lesser of (1) sixty-five percent (65% ) (reducing to sixty percent (60%) on January 1, 2000) of the lower of cost, determined on a first-in-first-out ("FIFO") basis, or market value of such Eligible Inventory (the "FG Borrowing Base") or (2) (during each fiscal month indicated below) up to 107% of the lesser of (i) the FG Borrowing Base as of the close of business on the last business day of the prior fiscal month or (ii) the amount set forth below for the indicated preceding fiscal month:

                        Period                               Amount
                        July 1999                          $3,190,000
                        August 1999                        $2,625,000
                        September 1999                     $2,400,000
                        October 1999                       $2,200,000
                        November 1999 and each fiscal
                           month thereafter                $2,100,000; plus

                                          (G) until and including  September 30,
                        1999, $1,750,000, and after September 30, 1999, $0;

                                          provided  however that the sum of (C),
                        (D), (E), and (F) (such sum hereinafter referred to as the "Inventory Borrowing Base") shall not exceed (1) At any fiscal month end, the amount set forth below for the subsequent fiscal month or (2) (by more than $300,00) at any time in any fiscal month, the lesser of (i) the Inventory Borrowing Base as of the close of business on the last business day of the prior fiscal month; or (ii) the amount set forth below for the indicated preceding fiscal month:

                        Fiscal Month                         Amount
                        August 1999                       $12,590,000
                        September 1999                    $11,950,000
                        October 1999                      $11,285,000
                        November 1999                     $11,110,000
                        December 1999 and each fiscal
                           month thereafter               $10,650,000

minus

            (b)   the sum of:

                  (i)   the Revolver Outstandings for the Borrowers,

                  (ii)  reserves for accrued interest on the Obligations,

                              (iii) the Environmental Compliance Reserves,

                              (iv)  the ACH Settlement Risk Reserves,

                              (v) the  cumulative  aggregate  amount  of the net
                  proceeds of sale or other disposition of Inventory on or after the Interim Order Date not in the ordinary course of business in excess of the aggregate applicable advance rate set forth above in clause (a)(ii) above for such Inventory,

                              (vi) after  repayment  in full in cash of the Term
                  Loan, the cumulative aggregate net proceeds of sale or other disposition of Equipment or Real Estate,

                              (vii) the cumulative aggregate amount of other net
                  proceeds or cash received by the Borrowers (other than collections of Accounts) after the Interim Order Date,

                  (viii)      the Carve Out Reserve, and

                              (ix) all other reserves (including, without limitation, any and all reserves established by the Agent in respect of waivers referenced in Section 6.2(b) which any Borrower has failed to obtain, Liens referenced in Section 9.1, judgments referenced in Section 11.1(m) or taxes, assessments or other similar charges of any Borrower under
                  Section 9.1) which the Agent deems necessary in the reasonable exercise of its credit judgment to maintain with respect to the Borrowers' accounts, including, without limitation, reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of any Borrower.

             "L/C Subfacility" means that portion of the Maximum Revolver Amount available for the issuance of Additional Letters of Credit in an aggregate amount outstanding at any time not to exceed the sum of (i) $3,000,000 minus
(ii) the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued prior to the Petition Date plus (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit issued prior to the Petition Date. "Maximum Revolver Amount" means to and before November 1, 1999, $40,000,000, and from and after November 1, 1999 to January 1, 2000, $19,000,000 and from January 1, 2000 until the Stated Termination Date, $40,000,000.

            "Stated Termination Date" means the earliest to occur of (i) July 28, 1999, if the Interim Financing Order has not been entered by such date, (ii) August 31,1999, if the Final Financing Order has not been entered before such date, (iii) July 31, 2000, or (iv) the date of termination of the Commitments pursuant to Section 12.1 upon the occurrence of an Event of Default.

            "Unused Letter of Credit Subfacility" means an amount equal to the Letter of Credit Subfacility minus the sum of (a) the aggregate undrawn amount of all outstanding Additional Letters of Credit plus (b) the aggregate unpaid reimbursement obligations with respect to all Additional Letters of Credit.

            3. The  definitions  of  "Borrower"  and  "Borrowers"  contained  in
Section 1.1 of the Existing Loan Agreement are hereby amended in their entirety to read as follows:

            "Borrower" and "Borrowers" means (a) prior to the Petition Date, Forstmann & Company, Inc., and Forstmann Apparel, Inc., and (b) on and after the Petition Date, Forstmann & Company, Inc., and Forstmann Apparel, Inc., as debtors and debtors-in-possession under the Bankruptcy Code.

            4. The definition of "Eligible Accounts" as defined in Section 1.1 of the Existing Loan Agreement is modified by adding to the end of clause (i)
(A) thereof the following sentence "(c) Borrower agrees that there will be no "dated" Accounts from October 1, 1999 to January 1 of any year and all such "dated" Accounts created in any year shall be ineligible after September 30 of such year."

            5. The definition of "Letter of Credit" contained in Section 1.1 of the Existing Loan Agreement is hereby amended to include the following sentence at the end thereof:

            The term "Letter of Credit" shall also include any Additional Letter of Credit.

            6. The definition of "Loan Documents" contained in Section 1.1 of the Existing Loan Agreement is hereby amended to include the following sentence at the end thereof:

            The term "Loan Documents" shall also include the DIP Amendment, the Financing Orders and all amendments, modifications and revisions thereto and documents executed or delivered in connection herewith.

            7. The definition of "Loans" contained in Section 1.1 of the Loan Agreement is hereby amended to include the following sentence at the end thereof:

            The term "Loans" shall also include the Additional Loans.

            8. The definition of "Obligations" contained in Section 1.1 of the Existing Loan Agreement is hereby amended in its entirety to read as follows:

          Obligations" means the Pre-Petition Indebtedness and the Post-Petition Indebtedness, collectively.


            9. The definition of "Revolver Outstandings" is amended by removing the period at the end of the definition and adding an "and (f) Additional Revolving Loans and Additional L/C's".

            10. The definition of "Revolving Loans" contained in Section 1.1 of the Existing Loan Agreement is hereby amended to include the following sentence at the end thereof:

            The term "Revolving Loans" shall also include any Additional Revolving Loans.

            11. Section 2.1 of the Existing Loan Agreement is hereby amended by deleting such Section in its entirety and substituting in its place the following:

            2.1 Total Facility. Subject to all of the terms and conditions of this Agreement, the Lenders severally agree to make available a total credit facility of up to $49,500,000 until October 31, 1999, and from November 1, 1999 until January 1, 2000 $28,500,000 and after January 1, 2000 until the Stated Termination Date $49,500,000 (the "Total Facility") for the Borrowers' use from time to time during the term of this
      Agreement. The Total Facility shall consist of (a) a revolving post-petition line of credit consisting of Additional Loans and Additional Letters of Credit, and (b) the Pre-Petition Indebtedness.

            12. Section 2.2(a) of the Existing Loan Agreement is hereby amended by deleting such Section in its entirety and substituting in its place the following:

            (a) Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 10, each Lender severally agrees, upon Forstmann's request from time to time on any Business Day during the period from the Interim Order Date to the Stated Termination Date, to make revolving loans (the "Additional Revolving Loans") to the Borrowers and participate (as provided for in Section 2.4(f)) in the reimbursement obligations under the Credit Support and Additional Letters of Credit, in amounts not to exceed at any time outstanding (except for BABC with respect to BABC Loans and the Agent with respect to Agent Advances) such Lender's Pro Rata Share of the Availability minus such Lender's Pro Rata Share of the Pre-Petition Indebtedness outstanding at such time. If the Aggregate Revolver Outstandings exceed the Availability (with the Availability for this purpose calculated as if the Aggregate Revolver Outstandings were zero), the Lenders may refuse to make or otherwise restrict the making of Additional Revolving Loans as the Lenders determine until such excess has been eliminated; and further provided, however, that at no time shall the sum of the aggregate outstanding principal amount of Pre-Petition Indebtedness in respect of pre-petition Revolving Loans to FAI and the aggregate principal amount of Additional Loans made to FAI exceed $58,000.

            13. Section 2.2(i)(i) of the Existing Loan Agreement is hereby amended by deleting such Section in its entirety and substituting in its place the following:

            (i) Subject to the limitations set forth in the provisos contained in this Section 2.2(i) and notwithstanding the provisions of Section 10.2 to the contrary, the Agent is hereby authorized by Borrowers and the Lenders, from time to time in the Agent's sole discretion, (1) after the occurrence of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Article 10 have not been satisfied, to make Additional Revolving Loans to the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 15.7 (any of the advances described in this Section 2.2(i) being hereinafter referred to as "Agent Advances"); provided, that the Agent shall not make any Additional Agent Advance if the amount thereof would exceed the amount of Availability on the Funding Date applicable thereto; and provided, further, that the Majority Lenders may at any time revoke the Agent's authorization contained in this Section 2.6(i) to make Agent Advances, any such revocation to be in writing and to become effective upon the Agent's receipt thereof.

            14. The  references to "Letters of Credit" set forth in  subsections
(a), (c) and (d) of Section 2.4 of the Existing Loan Agreement are hereby deleted, and references to "Additional Letters of Credit" are hereby substituted therefor in each instance. In addition, subsection (b) of section 2.4 is hereby amended by deleting such Section in its entirety and substituting in its place the following:

            (b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to take steps to cause to be issued any Additional Letter of Credit or to provide Credit Support for any Additional Letter of Credit at any time if: (1) the maximum undrawn amount of the requested Additional Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (2) the maximum undrawn amount of the requested Additional Letter of Credit and all commissions, fees, and charges due from any Borrower in connection with the opening thereof exceed the Availability at such time; or (3) such Additional Letter of Credit has an expiration date later than the earlier to occur of (i) the Stated Termination Date and
      (ii) (x) the date which is 365 days from the date of issuance thereof, in the case of Standby Letters of Credit and (y) the date which is 90 days from the date of issuance thereof, in the case of Documentary Letters of Credit.

            15. Notwithstanding anything to the contrary set forth in the Existing Agreement, from and after the Interim Order Date, the Borrowers shall not have the right, and agree not to seek, to elect to have any Additional Revolving Loans be made as LIBOR Revolving Loans, or to convert any pre-petition Base Rate Loan (or any part thereof) into a LIBOR Rate Loan (or any part thereof) as a LIBOR Rate Loan on or after the expirations of the applicable Interest Period. Upon the expiration of the Interest Period applicable to each pre-petition LIBOR Rate Loan, such LIBOR Rate Loan shall automatically convert into a Base Rate Loan. Article 3 of the Existing Credit Agreement is hereby deemed amended accordingly.

            16. Section 3.4 of the Existing Loan Agreement is hereby amended by deleting such Section in its entirety and substituting in its place the following:

            3.4 DIP Amendment Closing Fee. The Borrowers jointly and severally agree to pay to the Agent, for the ratable account of each Lender, a fee (the "DIP Amendment Closing Fee") in the aggregate amount of $650,000. The DIP Amendment Closing Fee shall be fully earned upon the entry of the Interim Financing Order on the Interim Order Date and shall be due and payable on the earlier of October 31, 1999 or the Stated Termination Date.

            17. A new Section 3.7 shall be added to the Existing Loan Agreement and shall read as follows:

            3.7. Collateral Management Fee. The Borrowers jointly and severally agree to pay the Agent, for its own account, non-refundable collateral management fees (the "Collateral Management Fee") equal to $150,000 per annum, payable to the Agent in monthly installments of $12,500 on the first Business Day of each month, commencing August 1, 1999.

            18. From and after the Additional Loan Closing Date, the Early Termination Fee provided for in Section 4.2 of the Existing Loan Agreement shall no longer be chargeable.

            19. Section 4.3 of the Existing Loan Agreement is hereby amended by deleting such Section in its entirety and substituting in its place the following:

            4.3 Repayment of the Term Loan. The Borrowers agree to repay the principal amount of the Term Loan to the Agent, for the account of the Lenders, in accordance with the terms of this Agreement and, as modified by the next sentence, the Term Loan Notes. Notwithstanding any other provision in this Agreement or the Term Loan Notes to the contrary, the principal amount of the Term Loan outstanding on the Petition Date shall be paid in ten consecutive installments, the first nine of which installments shall each be in the amount of $500,000 and be payable monthly on the first day of each month, commencing November 1, 1999, and the last of which installments shall be in the entire then outstanding principal amount of the Term Loan and shall be payable on July 31, 2000 or the Stated Termination Date.

The Term Loan Notes are hereby deemed amended to the extent necessary to reflect the forgoing amendment.

            20. The references to "Revolving Loans" set forth in Section 4.7 of the Existing Loan Agreement are hereby deleted, and references to "Additional Revolving Loans" are hereby substituted therefor in each instance.

            21. Section 4.8 of the Existing Loan Agreement is hereby amended by inserting the following two sentences at the end thereof:

      Without limiting the foregoing, all payments received by the Agent, including proceeds from the sale, disposition or liquidation of Post-Petition Collateral, may be applied to either the Pre-Petition Indebtedness or the Post-Petition Indebtedness in the Agent's and the Lenders' sole discretion. The Borrowers hereby irrevocably waive any right to direct or challenge the manner of application of any payments to the Agent or the Lenders or any other receipts by the Agent or the Lenders or proceeds of any of the Collateral.

            22. The first paragraph of subsection 6.1(a) of the Existing Loan Agreement is hereby amended by deleting such paragraph in its entirety and substituting in its place the following:

      As security for all Pre-Petition Indebtedness, Post-Petition Indebtedness and all other present and future Obligations, each of the Borrowers hereby grants to the Agent, for the ratable benefit of the Agent and the Lenders, a continuing security interest in, and a perfected and enforceable first priority lien on, assignment of, and right of set-off against, all Pre-Petition Collateral and all of the following property of such Borrower, whether now owned or existing or hereafter acquired or arising, regardless of where located, including, without limitation:

            23. New subsections (d) and (e) are hereby added to Section 6.1 of the Existing Loan Agreement and shall read as follows:

            (d) All of the Obligations which may now or from time to time hereafter be owing by the Borrowers to the Agent and the Lenders, and all other liabilities and obligations which may now or from time to time hereafter be owing or incurred by the Borrowers to the Agent or any Lender, shall be secured by all of the Collateral and, to the extent not otherwise included therein, a first, general and continuing lien, mortgage and security interest, pursuant to Sections 363, 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, upon, in and to all of the Borrowers' right, title and interest in and to all of its goods, property, assets, and interests in property, of every kind and nature, whether real or personal, tangible or intangible, whether now or hereafter existing and whether owned, acquired, possessed or controlled by the Borrowers before, on or after the Petition Date, and wherever located, including without limitation all inventory, accounts receivable, contract rights, purchase orders, documents, instruments, chattel paper, fixed assets, machinery, equipment, fixtures, furniture, accessories and additions thereto, real estate, general intangibles, patents, licenses, trademarks, insurance proceeds, tax refunds, rights to payment, goods, property of the Borrowers' estates (as defined in Section 541 of the Bankruptcy Code), and all property acquired by the Borrowers after the Petition Date, inclusive of the proceeds of any recovery by claim or litigation initiated by the Borrowers or of any action brought under Sections 544 through 550 of the Bankruptcy Code, as well as Section 506(c) and/or Section 724 of the Bankruptcy Code, now in existence or hereafter created and further including without limitation all property described in any and all of the Loan Documents, as well as any and all Proceeds and products thereof. Without limiting the foregoing, any equity in the property which the Lenders hold as Pre-Petition Collateral, shall, after payment in full of the Pre-Petition Indebtedness, constitute further security for any and all Post-Petition Indebtedness to the Lenders from the Debtor and as adequate protection to the Lenders in accordance with Section 361 of the Bankruptcy Code, any equity in the Collateral, and shall, after payment in full of the Post-Petition Indebtedness, constitute further security for any and all Pre-Petition Indebtedness to the Agent and the Lenders from the Debtor.

            (e) In addition to the security interests, liens and mortgages granted to the Agent and the Lenders above, pursuant to Section 364 of the Bankruptcy Code, all Post-Petition Indebtedness shall constitute an administrative priority equivalent in priority to a claim under Sections 364(c)(1) of the Bankruptcy Code, and shall have priority over all administrative expenses of the kind specified in or ordered pursuant to Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) or 716
      of the Bankruptcy Code, as well as any other priority claims, and shall at all times be senior to the rights of the Borrowers or any successor trustee in the either Second Chapter 11 Case or any subsequent case under the Bankruptcy Code, whether such administrative expenses are incurred or arise between or after the entry of the Financing Orders or before or after a conversion of such case pursuant to Section 1112 of the Bankruptcy Code or otherwise.

            24. A new subsection (f) is hereby added to Section 6.8 of the Existing Loan Agreement and shall read as follows:

            (f) The Borrowers shall obtain, within 10 days after the creation thereof, a written confirmation, in form and substance satisfactory to the Agent, from the Account Debtor of each Bill and Hold Account created after the Petition Date and shall deliver a copy of such confirmation to the Agent promptly after receipt thereof.

            25. New subsection (m) is hereby added to Section 7.2 of the Existing Loan Agreement and shall read as follows:

            (m) Budget Reconciliations. No later than the fourth Business Day of each week, a report, in form and substance satisfactory to the Agent, of all amounts collected and expended by the Borrowers during the previous week, which report shall reconcile such collections and expenditures to the respective Budget in effect for such week and contain such other information as the Agent shall reasonably require.

            26. Sections 8.24 of the Existing Loan Agreement is hereby amended by deleting such Sections in its entirety and substituting in its place the following:

            8.24 Use of Proceeds of Additional Loans and Additional Letters of Credit; Margin Regulations. The proceeds of the Additional Loans and Additional Letters of Credit will be used by such Borrower solely for the purposes detailed in the Budget and the Financing Orders. Such Borrower is not engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

            27.  Sections 8.8, 8.9, 8.15,  8.26,  9.14,  9.25,  9.28 11.1(g) and
11.1(h) of the Existing Loan Agreement are hereby deleted in their entirety.

            28. Section 9.24 of the Existing Loan Agreement is hereby amended by deleting such section in its entirety and substituting in its place the following:

            (a) The Borrowers shall not make or incur any Capital Expenditures without the prior written consent of the Majority Lenders (i) if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Borrower would exceed $100,000 during any fiscal quarter of the Borrowers, commencing with the fiscal quarter beginning August 2, 1999; or
      (ii) that would exceed $25,000 for any single Capital Expenditure or series of related Capital Expenditure.

            (b) During the 60 days following the entry of the Interim Financing Order, the Borrower shall develop a plan and budget to achieve Year 2000 compliance ("Y2K") for its MIS equipment. After such final 60-day period, such plan and budget will be submitted for approval to Agent and Lenders. Borrower may undertake such MIS Y2K related expenditures as set forth in a plan and budget approved in writing by Agent and Majority Lenders.

            29. Section 9.24 of the Existing Loan Agreement is hereby amended by deleting such Sections in its entirety and substituting in its place the following:
            9.24 Minimum EBITDA. The Borrower's EBITDA for (a) the Fiscal Year ending October 1999 shall not be less than -$2,750,000, and (b) for each fiscal month thereafter shall not be less than $0.

            30. A new Section 9.31 is hereby added to the Existing Loan Agreement and shall read as follows:

            9.31 Budgets. The Borrowers have submitted to the Agent and the Lenders weekly budgets (the "Budgets") in the form of Exhibit 9.31 annexed hereto. The Borrowers will, from time to time promptly upon request of the Agent, submit to the Agent updated weekly budgets, which updated budgets will, if acceptable in form and substance to the Agent in its sole discretion, be substituted for the Budgets then in effect and thenceforth constitute the Budgets; provided, however, that the Agent shall have no duty to accept any such updated weekly budget. The Borrowers agree not to request Additional Loans or Additional Letters of Credit in amounts which are in excess of the budgeted amounts set forth in the Budgets then in effect. In their sole discretion, however, the Agent and the Majority Lenders may, at any time and from time to time, waive and/or exceed any time, dollar or other limitations(s) contained in such Budgets, so long as such amount would not cause the aggregate principal amount of Obligations outstanding under this Loan Agreement to exceed the Total Facility.

            31. A new Section 9.32 is hereby added to the Existing Loan Agreement and shall read as follows:

            9.32 Second Chapter 11 Cases. The Borrowers (a) shall not file any motion, application, objection, plan, response, adversary complaint or similar pleading in the Second Chapter 11 Cases that seeks, directly or indirectly, the use of any cash collateral or that might otherwise adversely affect the ability of the Agent or the Lenders to receive indefeasible payment in full in cash of all of the Obligations; and (b) shall notify the Agent of all motions, applications, objections, plans, responses, adversary complaints or similar pleadings filed in the Second Chapter 11 Cases.

            32. Section 11.1 of the Existing Loan Agreement is hereby amended by deleting the word "or" at the end of subsection (s) thereof, replacing the period at the end of subsection (t) of such section with a semi-colon, and adding new subsections (u) through (gg) thereto, to read as follows:

            (u) the Bankruptcy Court shall enter an order dismissing either Second Chapter 11 Case, or converting either Second Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, or appointing a trustee or a responsible officer or an examiner with expanded powers in either Second Chapter 11 Case, or transferring venue in either Second Chapter 11 Cases to another judicial district;

            (v) the Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder of any security interest other than in favor of the Agent in any assets of the Borrowers having an aggregate value in excess of $100,000;

            (w) the Bankruptcy Court shall enter an order confirming a Plan of Reorganization in either Second Chapter 11 Case;

            (x) an order shall be entered in either Second Chapter 11 Case by the Bankruptcy Court or any other court of competent jurisdiction amending, supplementing, staying for a period in excess of 10 days, vacating or otherwise modifying any of the Financing Orders, or the Borrowers shall apply for authority to do so; provided that no Event of Default shall occur under this clause (x) to the extent that such amendment, supplement or other modification is made in compliance with this Agreement and is not adverse, in the sole judgment of the Agent and the Majority Lenders, to the rights and interests of the Agent and the Lenders under this Agreement and the Loan Documents;

            (y) The Interim Financing Order shall cease to be in full force and effect and; or the Interim Order shall cease to be in full force and effect and the Final Financing Order shall not have been entered prior to such cessation; or the Final Financing Order shall cease to be in full force and effect;

            (z) the Borrowers shall oppose, or encourage or support any other Person's opposition to, any motion made in the Bankruptcy Court by the Agent or any Lender seeking confirmation of the amount of the Agent's or such Lender's claim or the validity and enforceability of the Liens in favor of the Agent or such Lender;

            (aa) the Borrowers shall seek to, or shall encourage or support any other Person's motion to, disallow, subordinate or recharacterize, in whole or in part any Lender's claim in respect of the Pre-Petition Indebtedness, Post-Petition Indebtedness or the other Obligations or to challenge the validity and enforceability of the Liens in favor of the Agent or any Lender;

            (bb) the Borrowers shall make any payments on any Indebtedness of the Borrowers (other than in respect of the Pre-Petition Indebtedness) arising before the Petition Date without the prior written approval of the Agent and the Majority Lenders or authorization by the Bankruptcy Court after notice and service of any such application upon the Agent;

            (cc) an application shall be filed by the Borrowers for the approval of, or there shall exist, be established or allowed, any other Superpriority Claim pari passu with or senior to the claim of the Agent and the Lenders under this Agreement and the other Loan Documents or any other Lien on the Borrowers' Property other than Permitted Liens;

            (dd) the Borrowers shall fail to comply with the terms of the Financing Orders in all material respects;

            (ee) the Borrowers shall seek to, or shall encourage or support any Person's motion to, surcharge pursuant to Section 506 of the Bankruptcy Code any of the Collateral; or

            (ff)  the   Borrowers'   exclusive   periods   to  file  a  plan  of
      reorganization or seek acceptance thereof pursuant to Section 1121(c) of the Bankruptcy Code shall expire or be terminated; or

            (gg) either Rod Peckham or Richard Reddon ceases to be, or act perform the functions of Chairman of the Board and President and Chief Operating Officer, respectively, of Forstmann for any reason whatsoever.

            33. A new Section 11.2(d) is hereby added to the Existing Loan Agreement and shall read as follows:

            (d) Upon the occurrence of an Event of Default, provided that the Borrowers have failed to cure or remedy such Event of Default after 5 Business Days written notice the automatic stay provisions of the Bankruptcy Code shall be lifted and terminated as to the Agent and the Lenders to the fullest extent necessary to implement the provisions of this Section 11.2, including without limitation in order for the Agent and the Lenders immediately to proceed without delay, hindrance or motion to enforce their rights and remedies upon the occurrence of an Event of Default and to realize upon, apply and to retain the proceeds of Collateral for all purposes set forth herein. Upon the occurrence of an Event of Default: (i) the Agent and the Lenders may, but are not required, to take possession of any and/or all of the Collateral and, upon the Agent's or the Majority Lenders' request, the Borrowers, as well as any superseding trustee in bankruptcy, shall immediately surrender and deliver peaceful possession to the Agent, or its authorized agent, of all such Collateral, and the Agent and the Lenders shall be authorized to liquidate all or any portion of the Collateral in accordance with the provisions of this Loan Agreement, the other Loan Documents and applicable law, including, without limitation, Article 9 of the Uniform Commercial Code, or to retain such Collateral in satisfaction of the Obligations; (ii) the Agent and the Lenders shall have no further or other obligation to make any Additional Loan or issue any Additional Letter of Credit; and (iii) the Agent and the Lenders may also exercise any and all rights and remedies available under the Loan Documents or under applicable law, without any duty of the Agent or the Lenders to marshal assets or to be bound by any other doctrine which could prohibit or restrict the ability of the Agent or the Lenders in choosing to foreclose on or enforce their rights as to any portion of the Collateral. In connection with the enforcement of each and all of the above remedies, the Borrowers agrees to cooperate fully with the Agent and the Lenders, consents thereto and hereby agrees not to take any steps or actions to contest or otherwise challenge the exercise thereof. The Agent shall give the Borrowers' counsel such notice, if any, of a claimed Event of Default, as is provided for herein, prior to the exercise of the Agent's rights and remedies as to the Collateral, and the Borrowers and any other interested parties at that time shall only have the right to contest the existence of an Event of Default and any applicable rights to cure such Event of Default and shall not have any entitlement to, and shall not directly or indirectly raise, any other claims of any kind.

            D. REPRESENTATIONS AND WARRANTIES. To induce the Agent and the Lenders to enter into this DIP Amendment and to make the Additional Loans and to issue the Additional Letters of Credit, the Borrowers hereby restates and reaffirms each of the representations and warranties contained in the Existing Loan Agreement (as amended hereby), except with respect to Sections 8.1, 8.2, and 8.20 which are deemed amended to include a reference to the Second Chapter 11 Cases and the Bankruptcy Court and except that each reference in such representations and warranties to "this Agreement" shall be deemed to be a reference to the Loan Agreement as amended by this DIP Amendment.

            E. CONDITIONS TO EFFECTIVENESS. This DIP Amendment shall become effective as of the Interim Order Date upon receipt by the Agent, in form and substance satisfactory to the Agent, of (a) counterpart originals hereof duly executed by the Borrowers, the Lenders and the Agent, (b) resolutions of the board of directors of the Borrowers and such other authority and/or evidence of authority with respect to any and all matters set forth in this DIP Amendment and the Loan Documents as the Agent shall reasonably require, authorizing the execution, delivery and performance of this DIP Amendment and the Existing Loan Agreement as amended hereby; and (c) a certified copy of the Interim Financing Order.

      F.    MISCELLANEOUS.

            1. Limited Effect. This DIP Amendment shall be limited solely to the matters expressly set forth herein and shall not (a) constitute a waiver or amendment of any other term or condition of the Existing Loan Agreement or of any instrument or agreement referred to therein or any Event of Default thereunder or (b) prejudice any right or rights which the Lenders may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein or with respect to any Event of Default thereunder. Except as expressly amended hereby, all of the covenants and provisions of the Existing Loan Agreement are and shall continue to be in full force and effect.

            2. GOVERNING LAW. THIS DIP AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            3. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date set forth above.

                                          FORSTMANN & COMPANY, INC., as
                                          Debtor and Debtor-in-Possession


                                          By:________________________________
                                             Name:
                                             Title:


                                          FORSTMANN APPAREL, INC., as Debtor
                                          and Debtor-in-Possession


                                          By:________________________________
                                             Name:
                                             Title:


                                          BANK OF AMERICA NT & SA,
                                             as Agent and Lender


                                          By:________________________________
                                             Name:
                                             Title:


                                          THE CIT GROUP/COMMERCIAL SERVICES,
                                          INC.


                                          By:________________________________
                                             Name:
                                             Title:


                                          IBJ WHITEHALL BUSINESS CREDIT CORP.
                                          f/k/a IBJ SCHROEDER BUSINESS CREDIT
                                          CORPORATION


                                          By:________________________________
                                             Name:
                                             Title:


                                          JACKSON NATIONAL LIFE INSURANCE
                                          COMPANY

                                          By:   PPM FINANCE, INC.

                                          By:________________________________
                                             Name:
                                             Title:


                                          LA SALLE BUSINESS CREDIT, INC.


                                          By:________________________________
                                             Name:
                                             Title:


                                          PNC BANK, NATIONAL ASSOCIATION


                                          By:________________________________
                                             Name:
                                             Title: